Exhibit 99.1

Telular Corporation Reports 78% Revenue Increase and Profit in Second
Quarter

    VERNON HILLS, Ill.--(BUSINESS WIRE)--April 29, 2004--Telular
Corporation (Nasdaq:WRLS)

    Second Quarter Highlights

    --  Revenue increased 78% over last year to $24.6 million

    --  Gross margins improve to 28% from 25% last quarter

    -- Profit of $0.06 per share vs. loss of $(0.09) per share last year

    Telular Corporation today reported that revenue rose $10.8 million to $24.6 million from $13.8 million last year, resulting in net income of $0.8 million compared to a net loss of $1.1 million last year for its second quarter ended March 31, 2004.
    "This quarter's revenue was led by our Latin America region where demand for our CDMA2000 1X and GSM/GPRS products has been very strong. As a result, shipments to new customers were up substantially from the same quarter last year and the first quarter of this fiscal year," said Kenneth E. Millard, chairman and chief executive officer.
    For the first six months of its fiscal year 2004, the Company reported revenue of $40.9 million, compared to $39.5 million last year for the same period. The Company reported a net loss of $0.7 million, or $(0.05) per share, for the six-month period this year, compared to net income of $1.1 million, or $0.09 per share, for the same period last year.

    Operating Details

    Fixed Wireless sales of $21.4 million increased $10.7 million during the second quarter compared to the same period last year, while Wireless Alarm revenues of $3.2 million increased $0.1 million over the same period last year.
    On a fiscal year-to-date basis, Fixed Wireless sales of $34.3 million compare to $33.2 million for the same period last year. On the same basis, Wireless Alarm revenues of $6.6 million compare to $6.3 million last year.
    Gross margin of 28% in the second quarter was 1 percentage point lower than last year. On a fiscal year-to-date basis, gross margin of 26% was 3 percentage points less than the first half of fiscal year 2003.
    "As expected, second quarter gross margin returned to a more normal level following the forward pricing activity that significantly reduced gross margin in the September and December quarters," explained Millard.
    Operating expenses for the second quarter increased $0.9 million, or 18%, from last year primarily due to a $0.6 million increase in Selling and Marketing expenses and a $0.3 million increase in General & Administrative expenses. The increase in expenses was due to additional incentive payments related to the increase in revenues, and an increase in market development expenses primarily for North and South American markets.
    On a fiscal year-to-date basis, operating expenses increased $1.4 million, or 13%, from last year primarily due to a $1.0 million increase in Selling and Marketing expenses including the increase in market development expenses primarily for North and South American markets.
    "We are meeting increased market demand in the Americas with increased market development efforts, which has caused the rise in operating expenses," explained Millard.
    Despite a $6.2 million increase in accounts receivable related to the second quarter revenue increase, the Company's cash increased $0.5 million to $19.8 million during the second quarter, compared to a decrease of $7.6 million during the same quarter last year.
    Through the first six months of fiscal year 2004, a $10.2 million increase in accounts receivable resulted in the Company's cash declining $4.0 million, compared to a decline in cash of $2.2 million during the same period of last year.
    "Most of the cash that has been used this year has been invested in accounts receivable and will return to cash over the next 60 days; in fact we've collected over $9 million of our March 31st accounts receivable in April." explained Millard.

    Investor Conference Call

    Telular's quarterly conference call will be held today, April 29, 2004 at 10:00 A.M. CDT. To participate on the teleconference from the United States dial 1-888-273-9889 at least 15 minutes prior to the start of the call. International attendees wishing to participate on the call can gain access by dialing +1-612-332-0820. You may also monitor the call via webcast at www.vcall.com.

    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.
    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2003. Copies of these filings may be obtained by contacting the Company or the SEC.



                          TELULAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                     AND STATEMENTS OF CASH FLOWS
               (Dollars in thousands, except share data)

                            BALANCE SHEETS

                                            March 31,    September 30,
                                               2004          2003
                                           ------------  -------------
ASSETS                                     (Unaudited)
 Cash  and cash equivalents               $     19,825  $      23,861
 Trade receivables, net of allowance for
  doubtful accounts of $113 and $103 at
  March 31, 2004 and September 30, 2003,
  respectively                                  18,539          8,328
 Inventories, net                                9,095         11,184
 Prepaid expenses and other
  current assets                                   592            556
                                           ------------  -------------
 Total current assets                           48,051         43,929

 Property and equipment, net                     3,456          3,475
 Other assets                                    5,157          5,457
                                           ------------  -------------
 Total assets                             $     56,664  $      52,861
                                           ============  =============


LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities                      $     12,229  $       9,351
 Total stockholders' equity (a)                 44,435         43,510
                                           ------------  -------------
 Total liabilities and stockholders'
  equity                                  $     56,664  $      52,861
                                           ============  =============

(a) At March 31, 2004, 13,204,247 shares were outstanding



            CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS


                                                Six Months Ended
                                                    March 31,
                                               2004          2003
                                           ------------  -------------
                                           (Unaudited)    (Unaudited)

  Net cash used in operating activities    $    (4,935)  $     (1,508)

  Net cash provided by (used in)
   investing activities                           (695)         3,505
                                           ------------  -------------

  Subtotal net cash provided by (used in)
   before financing activities             $    (5,630)  $      1,997

  Net cash provided by (used in)
   financing activities                          1,594         (4,163)
                                           ------------  -------------

  Net decrease in cash and cash
   equivalents                             $    (4,036)   $    (2,166)
                                           ============  =============



                         TELULAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in thousands, except share data)
                              Unaudited



                                                 Three Months Ended
                                                       March 31,
                                                  2004         2003
                                              -----------  -----------

Revenues                                      $   24,594   $   13,788
Cost of sales                                     17,827        9,856
                                              -----------  -----------
Gross margin                                       6,767        3,932

Engineering and development expenses               1,721        1,814
Selling and marketing expenses                     2,730        2,085
General and administrative expenses                1,520        1,182
                                              -----------  -----------
  Income (loss) from operations                      796       (1,149)

Other income (expense)                                 2          (23)
                                              -----------  -----------

Income (loss) before income taxes                    798       (1,172)

Income taxes, net of tax benefit                       -            -
                                              -----------  -----------

Net income (loss)                             $      798   $   (1,172)
                                              ===========  ===========

Net income (loss) per common share:

Basic                                         $     0.06   $    (0.09)
Diluted                                       $     0.06   $    (0.09)

Weighted average number of common shares outstanding:

Basic                                         13,087,478   12,810,327
Diluted                                       13,990,119   12,810,327




                          TELULAR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except share data)
                               Unaudited


                                                  Six Months Ended
                                                      March 31,
                                                  2004         2003
                                              -----------  -----------

Revenues                                      $   40,942   $   39,542
Cost of sales                                     30,118       27,900
                                              -----------  -----------
Gross margin                                      10,824       11,642

Engineering and development expenses               3,680        3,496
Selling and marketing expenses                     5,131        4,147
General and administrative expenses                2,713        2,520
                                              -----------  -----------
  Income (loss) from operations                     (700)       1,479

Other income (expense)                                15         (344)
                                              -----------  -----------

Income (loss) before income taxes                   (685)       1,135
Income taxes, net of tax benefit                       -            -
                                              -----------  -----------
Net income (loss)                             $     (685)  $    1,135
                                              ===========  ===========

Net income (loss) per common share:

Basic                                             $(0.05)       $0.09
Diluted                                           $(0.05)       $0.09

Weighted average number of common shares outstanding:

Basic                                         13,020,954   12,828,713
Diluted                                       13,020,954   12,978,667


    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             Fax: 847-247-0021
             jherrmann@telular.com